C OFFER DATE 9-1-2022 We are pleased to offer you th.e full-time position as company Chief legal Officer at Dutch Bros. with a stai-t date of 9-19-2.2 contingent 011 your passing of our standard background check and 1-9 verification process. You will be reporting directly to the CEO Joth Ricci at the Headquarters office located in Grants Pass, Oregon. The starting annual salary for this position is $450,000 to be paid on a semi-iT1onthly basis by direct deposit, starting with the first paycvcle following your hire date. In nddition to this starting salary, we're offerin° you the fol!owing: e A 50% annuai target bonus with exact metrics to be determined (equal to $225,000.00, pro-r·ated for 2022 with performance assumed at target) • A L022 Long-Term Annual Incentive Award equal to $350.000 (Vesting 50% after vear 2, 50% afte1· year 3, Pro-rated for 2022) • Cell phone and internet stipend valued at ... 1.800 annually and paid out semi-monthly o 4 months Travel expense reimbursement to and from Grants Pass, OR. Your employment with Dutch Bros. will be on an at-will basis, vhich means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of ernpioyrnent for a definite amount of time. As an employee of the company, you are also eligible fo:- our benefits program, which includes a premium health care package (medical, dental, vision, life insurance, STD and LTD), 40l(k) with a 4% match,· unlimited vacation time, and other benefits which will be described in more detail in the employee handbook and compensation package. You 1.,vi!i be 1·ecei ing an employment agreement and severnnce agreement upon starting employment. We are excited to have you join our team! We believe your skills and experience are an excelient match for our company If you have any questions .. please feel free to reach out at any time. /s/ Christine Schmidt 9-2-22 /s/ Victoria Tullett 9-2-22 Exhibit 10.23